Exhibit 99.1

IASIS Healthcare Announces Fourth Quarter and Year-End 2016 Results

FRANKLIN, Tenn.--(BUSINESS WIRE)--December 20, 2016--IASIS Healthcare® LLC (“IASIS” or the “Company”) today announced financial and operating results for the fiscal fourth quarter and year ended September 30, 2016.

Key Financial and Operating Results

Consolidated Financial and Operating Results – Fourth Quarter and Year Ended September 30, 2016 and 2015

Consolidated revenue for the fourth quarter ended September 30, 2016, totaled $814.4 million, an increase of 13.7% compared to $716.6 million in the prior year quarter. The consolidated revenue increase for the fourth quarter ended September 30, 2016, is comprised of 35.9% growth in premium, service and other revenue in the Company’s managed care operations and 2.3% growth in acute care revenue.

Net loss from continuing operations for the fourth quarter ended September 30, 2016, totaled $76.3 million, compared to a net loss from continuing operations of $3.0 million in the prior year quarter. Included in the net loss from continuing operations for the fourth quarter is a $54.0 million non-cash charge to write-off the goodwill related to one of the Company’s acute care reporting units. This non-cash charge is a result of the Company’s annual impairment test required under accounting guidance.

Adjusted EBITDA for the fourth quarter ended September 30, 2016, totaled $29.1 million, compared to $59.4 million in the prior year quarter. During the fourth quarter ended September 30, 2016, the Company’s managed care division incurred $10.8 million in losses associated with its Arizona health insurance marketplace exchange plan business, which the Company is exiting effective January 1, 2017. The losses at the Company’s Arizona marketplace exchange business for the quarter ended September 30, 2016, included a premium deficiency reserve of $7.5 million and $1.8 million in estimated unfavorable risk adjustment transfer settlements. Additionally, net loss from continuing operations and Adjusted EBITDA for the quarter ended September 30, 2016, continued to be negatively impacted by certain items, as further described in the following table. Excluding the impact of these items and the losses associated with the Arizona health insurance marketplace exchange plan, normalized adjusted EBITDA would have been $43.9 million for the fourth quarter ended September 30, 2016, compared to $54.8 million in the prior year quarter.

Consolidated revenue for the year ended September 30, 2016, totaled $3.25 billion, an increase of 17.5% compared to $2.77 billion in the prior year. The consolidated revenue increase for the year ended September 30, 2016, is comprised of 45.7% growth in premium, service and other revenue in the Company’s managed care operations and 4.2% growth in acute care revenue.

Net loss from continuing operations for the year ended September 30, 2016, (which includes the impact of the goodwill impairment charge previously discussed) totaled $117.0 million, compared to net earnings from continuing operations of $6.8 million in the prior year. Adjusted EBITDA for the year ended September 30, 2016, totaled $162.6 million, compared to $253.0 million in the prior year. During the year ended September 30, 2016, the Company’s managed care division incurred $19.0 million in losses associated with its Arizona health insurance marketplace exchange plan business, which includes a $7.5 million premium deficiency reserve and $10.8 million related to final and estimated unfavorable risk adjustment transfer settlements. Additionally, net loss from continuing operations and Adjusted EBITDA for the year ended September 30, 2016, continued to be negatively impacted by certain items, as further described in the following table. Excluding the impact of these items and the losses associated with the Arizona health insurance marketplace exchange plan, normalized adjusted EBITDA would have been $220.1 million for the year ended September 30, 2016, compared to $254.3 million in the prior year.

The Company provides the following table reflecting normalized adjusted EBITDA, which reflects certain items that affected the Company’s results for the quarters and years ended September 30, 2016 and 2015, and adjusted EBITDA, and a reconciliation of such non-GAAP figures to net earnings (loss) from continuing operations, the most comparable GAAP measure.

	Quarter Ended September 30,		Year Ended September 30,
	2016	2015	2016	2015
Consolidated Results
Net earnings (loss) from continuing operations	$(76,299)	$(2,985)	$(117,007)	$6,763
Add:
Interest expense, net	32,903	32,735	132,374	128,857
Income tax expense (benefit)	(9,083)	(662)	(22,044)	7,449
Depreciation and amortization	26,742	26,010	106,474	96,472
Stock-based compensation	56	2,094	5,277	7,031
Loss (gain) on disposal of assets, net	(507)	974	(1,480)	1,408
Management fees	1,250	1,250	5,000	5,000
Impairment of goodwill	54,005	–	54,005	–
Adjusted EBITDA	29,067	59,416	162,599	252,980

Arizona exchange plan losses, including unfavorable risk adjustment transfer settlements and premium deficiency reserve	10,824	201	19,023	(37)
Unfavorable (favorable) development of prior year professional liability claims	–	(8,733)	11,866	(12,801)
Systems improvement costs associated with operation improvement efforts in Houston	1,239	441	8,879	441
Integrated clinical and revenue cycle systems conversion costs	1,577	446	5,233	446
EHR settlements related to prior years	–	1,926	2,324	1,926
Initial public offering, advisory and other legal and regulatory costs	1,209	693	9,113	7,734
Pre-opening and start-up costs related to opening of a new hospital campus	–	403	1,062	3,592
Normalized adjusted EBITDA	$43,916	$54,793	$220,099	$254,281

Acute Care Operations – Fourth Quarter and Year Ended September 30, 2016 and 2015

For the fourth quarter ended September 30, 2016, acute care revenue totaled $485.4 million, an increase of 2.3% compared to the prior year quarter. Admissions increased 0.9% and adjusted admissions increased 0.1%, each compared to the prior year quarter. Excluding the impact of the Company’s Houston operations, for the fourth quarter ended September 30, 2016, admissions increased 1.8% and adjusted admissions increased 0.9%, each compared to the prior year quarter. Net patient revenue per adjusted admission for the fourth quarter ended September 30, 2016, increased 2.0% compared to the prior year quarter.

For the year ended September 30, 2016, acute care revenue totaled $1.96 billion, an increase of 4.2% compared to the prior year. Admissions increased 0.1% and adjusted admissions increased 1.4%, each compared to the prior year. Excluding the impact of the Company’s Houston operations, for the year ended September 30, 2016, admissions increased 1.5% and adjusted admissions increased 2.4%, each compared to the prior year. Net patient revenue per adjusted admission for the year ended September 30, 2016, increased 2.5% compared to the prior year.

Managed Care Operations – Fourth Quarter and Year Ended September 30, 2016 and 2015

For the fourth quarter ended September 30, 2016, premium, service and other revenue in the Company’s managed care operations totaled $329.0 million, an increase of 35.9% compared to the prior year quarter. For the year ended September 30, 2016, premium, service and other revenue in the Company’s managed care operations totaled $1.29 billion, an increase of 45.7% compared to the prior year. Total lives served across all managed care division product lines increased 69.0% compared to the prior year, with 677,900 lives served as of September 30, 2016. The increase in lives reflects the Company’s managed care division’s commencement of an integrated acute and behavioral health plan joint venture in Northern Arizona on October 1, 2015, which served 225,100 lives as of September 30, 2016, coupled with 12.9% of membership growth in existing product lines.

Excluding the Company’s Arizona marketplace exchange plan business and the Company’s integrated acute and behavioral health plan joint venture that commenced operations on October 1, 2015, medical loss ratio (“MLR”) for the fourth quarter ended September 30, 2016, was 92.9%, compared to 92.2% in the prior year quarter, while MLR for the year ended September 30, 2016, was 92.0%, compared to 88.8% in the prior year. The increase in MLR reflects rising pharmacy costs, particularly related to high-cost specialty drugs, increased acuity levels for certain higher cost enrollment groups, and growth in new members with higher medical costs. Excluding only the Company’s Arizona health insurance marketplace exchange plan business, MLR for the fourth quarter ended September 30, 2016, declined to 91.7%, compared to 95.9% for the prior sequential quarter ended June 30, 2016.

Effective October 1, 2016, the Company’s Arizona Medicaid plan received a 3.1% increase in capitation premium rates as a result, in part, of recent medical cost trends. The state contract amendment, which provided for the increase in premium rates, also included certain program changes to the benefit structure for its members.

Cash Flow Analysis

Cash flows provided by operating activities for the year ended September 30, 2016, totaled $135.9 million, compared to $170.5 million in the prior year. Operating cash flows for the year ended September 30, 2016, were impacted by reduced earnings resulting from the Company’s systems improvement efforts in Houston and increased medical and pharmacy costs in its managed care operations. Cash flows used in investing activities for the year ended September 30, 2016, totaled $131.4 million, compared to $125.6 million in the prior year (which included $42.6 million in proceeds received from the sale of the Company’s Nevada operations.)

Information Systems Conversion

The Company is currently in the process of converting to a new integrated clinical and revenue cycle system, a project in which the Company expects to make significant investments through the 2019 fiscal year. During the year ended September 30, 2016, the Company spent $35.0 million in cash associated with its conversion efforts, $5.7 million of which is included in cash flows provided by operating activities, $22.6 million of which is included in cash flows used in investing activities and $6.7 million of which is included in cash flows used in financing activities.

Conference Call

A listen-only simulcast and 30-day replay of IASIS’ fourth quarter and fiscal year-end 2016 conference call will be available by clicking the “Investors” link on the Company’s Web site at www.iasishealthcare.com beginning at 11:00 a.m. Eastern Time on December 20, 2016. A copy of this press release will also be available on the Company’s Web site.

IASIS Healthcare is a healthcare services company that seeks to deliver high-quality, cost-effective healthcare through a broad and differentiated set of capabilities and assets that include acute care hospitals with related patient access points and a diversified managed care risk platform. With total annual revenue of approximately $3.3 billion, IASIS, headquartered in Franklin, Tennessee, owns and operates 17 acute care hospitals, one behavioral hospital and multiple other access points, including 147 physician clinics, multiple outpatient surgical units, imaging centers, and investments in urgent care centers and on-site employer-based clinics. Health Choice, the Company’s managed care risk platform, delivers services to more than 677,900 covered lives through its multiple health plans, accountable care networks and agreements to serve as a management services organization (“MSO”) with third party insurers. For more information on IASIS, please visit the Company’s Web site at www.iasishealthcare.com.

Some of the statements we make in this press release are forward-looking within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations including, but not limited to, future financial and operating results, the Company’s plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those anticipated in the forward-looking statements. These risk factors and uncertainties are more fully described in Part I, Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, as filed with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by the Company or any other person that the Company’s objectives and plans will be achieved. We undertake no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Adjusted EBITDA and normalized adjusted EBITDA are each non-GAAP financial measures. Adjusted EBITDA represents net earnings (loss) from continuing operations before net interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, stock-based compensation, gain (loss) on disposal of assets, and management fees. Management fees represent monitoring and advisory fees paid to management companies affiliated with TPG and JLL. Normalized adjusted EBITDA represents adjusted EBITDA before losses associated with the Company’s Arizona health insurance marketplace exchange plan (including unfavorable risk adjustment transfer settlements and premium deficiency reserve), the unfavorable development of prior year professional liability claims, IT conversion related costs, EHR settlements related to prior years, initial public offering, advisory and other legal and regulatory costs, costs associated with systems improvement efforts at the Company’s Houston operations, and pre-opening and start-up losses related to the opening of a new hospital campus. Management routinely calculates and communicates adjusted EBITDA and believes that it is useful to investors because it is commonly used as an analytical indicator within the healthcare industry to evaluate performance, allocate resources and measure leverage capacity and debt service ability. In addition, the Company uses adjusted EBITDA as a measure of financial and operating performance for its business segments and on a consolidated basis and for incentive compensation purposes. In addition, management believes that the presentation of normalized adjusted EBITDA assists investors in evaluating the Company’s ongoing operational performance by excluding the impact of certain items that the Company believes may not be reflective of underlying business performance. Neither adjusted EBITDA nor normalized adjusted EBITDA should be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from such measures are significant components in understanding and assessing financial performance. Neither adjusted EBITDA nor normalized adjusted EBITDA should be considered in isolation or as an alternative to net earnings, cash flows generated by operating, investing, or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Adjusted EBITDA and normalized adjusted EBITDA, as presented, differ from “adjusted EBITDA” as defined under the Company’s senior secured credit facilities and may not be comparable to similarly titled measures of other companies. A table describing adjusted EBITDA and normalized adjusted EBITDA and reconciling net earnings (loss) from continuing operations to adjusted EBITDA and normalized adjusted EBITDA is included in this press release.

IASIS HEALTHCARE LLC Consolidated Statements of Operations (Unaudited) (in thousands)

	Quarter Ended September 30,		Year Ended September 30,
	2016	2015	2016	2015
Revenues
Acute care revenue before provision for bad debts	$586,326	$575,535	$2,349,516	$2,244,071
Less: Provision for bad debts	(100,914)	(101,066)	(385,903)	(359,241)
Acute care revenue	485,412	474,469	1,963,613	1,884,830
Premium, service and other revenue	329,011	242,132	1,288,928	884,430
Total revenue	814,423	716,601	3,252,541	2,769,260

Costs and expenses
Salaries and benefits (includes stock-based compensation of $56, $2,094, $5,277, and $7,031, respectively)	245,097	235,717	987,147	932,815
Supplies	82,848	80,540	335,707	322,236
Medical claims	297,189	208,174	1,135,256	732,680
Rentals and leases	21,959	19,565	86,540	76,620
Other operating expenses	138,740	114,505	552,747	465,867
Medicare and Medicaid EHR incentives	(421)	778	(2,178)	(6,907)
Interest expense, net	32,903	32,735	132,374	128,857
Depreciation and amortization	26,742	26,010	106,474	96,472
Management fees	1,250	1,250	5,000	5,000
Impairment of goodwill	54,005	–	54,005	–
Total costs and expenses	900,312	719,274	3,393,072	2,753,640

Earnings (loss) from continuing operations before gain (loss) on disposal of assets and income taxes	(85,889)	(2,673)	(140,531)	15,620
Gain (loss) on disposal of assets, net	507	(974)	1,480	(1,408)

Earnings (loss) from continuing operations before income taxes	(85,382)	(3,647)	(139,051)	14,212
Income tax expense (benefit)	(9,083)	(662)	(22,044)	7,449

Net earnings (loss) from continuing operations	(76,299)	(2,985)	(117,007)	6,763
Earnings (loss) from discontinued operations, net of income taxes	(12)	429	(3,433)	(1,793)

Net earnings (loss)	(76,311)	(2,556)	(120,440)	4,970
Net earnings attributable to non-controlling interests	(3,675)	(3,731)	(11,115)	(12,945)

Net loss attributable to IASIS Healthcare LLC	$(79,986)	$(6,287)	$(131,555)	$(7,975)

IASIS HEALTHCARE LLC Consolidated Balance Sheets (Unaudited) (in thousands)

	Sept. 30, 2016	Sept. 30, 2015

ASSETS

Current assets
Cash and cash equivalents	$345,685	$378,513
Accounts receivable, net	342,368	317,729
Inventories	65,042	62,593
Deferred income taxes	–	2,645
Prepaid expenses and other current assets	143,048	200,555
Total current assets	896,143	962,035

Property and equipment, net	939,784	894,766
Goodwill	767,659	821,339
Other intangible assets, net	16,601	19,896
Other assets, net	60,096	55,596
Total assets	$2,680,283	$2,753,632

LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$143,415	$131,152
Salaries and benefits payable	47,464	80,833
Accrued interest payable	27,831	26,896
Medical claims payable	167,024	104,296
Other accrued expenses and current liabilities	138,996	98,324
Current portion of long-term debt, capital leases and other long-term obligations	18,086	11,816
Total current liabilities	542,816	453,317

Long-term debt, capital leases and other long-term obligations	1,841,653	1,842,714
Deferred income taxes	91,633	118,477
Other long-term liabilities	90,295	95,553

Non-controlling interests with redemption rights	120,809	114,922

Equity
Member’s equity (deficit)	(23,247)	117,847
Non-controlling interests	16,324	10,802
Total equity (deficit)	(6,923)	128,649
Total liabilities and equity	$2,680,283	$2,753,632

IASIS HEALTHCARE LLC Consolidated Statements of Cash Flows (Unaudited) (in thousands)

	Year Ended September 30,
	2016		2015
Cash flows from operating activities
Net earnings (loss)	$(120,440)		$4,970
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	106,474		96,472
Amortization of loan costs	7,882		7,884
Amortization of deferred gain from sale-leaseback	(2,495)		(2,496)
Change in physician minimum revenue guarantees	3,246		3,254
Stock-based compensation	5,277		7,031
Deferred income taxes	(25,699)		9,950
Income tax benefit from parent company	–		6
Loss (gain) on disposal of assets, net	(1,480)		1,408
Loss from discontinued operations, net	3,433		1,793
Impairment of goodwill	54,005		–
Changes in operating assets and liabilities, net of the effect of acquisitions and dispositions:
Accounts receivable, net	(24,639)		(16,323)
Inventories, prepaid expenses and other current assets	50,119		8,830
Accounts payable, other accrued expenses and other accrued liabilities	77,905		48,540
Net cash provided by operating activities – continuing operations	133,588		171,319
Net cash provided by (used in) operating activities – discontinued operations	2,279		(798)
Net cash provided by operating activities	135,867		170,521

Cash flows from investing activities
Purchases of property and equipment	(123,111)		(141,692)
Cash paid for acquisitions, net	(2,501)		(25,296)
Cash received (paid) related to divestiture	(5,830)		42,633
Proceeds from sale of assets	731		367
Change in other assets, net	(726)		(1,272)
Net cash used in investing activities – continuing operations	(131,437)		(125,260)
Net cash used in investing activities – discontinued operations	–		(309)
Net cash used in investing activities	(131,437)		(125,569)

Cash flows from financing activities
Payment of long-term debt, capital leases and other long-term obligations	(19,697)		(12,848)
Payment of debt financing costs	(5,179)		–
Cash received from lease financing obligation	–		11,999
Distributions to non-controlling interests	(10,505)		(8,230)
Cash paid for the repurchase of non-controlling interests	(1,788)		(947)
Other	(89)		2,400
Net cash used in financing activities – continuing operations	(37,258)		(7,626)
Net cash provided by financing activities – discontinued operations	–		7
Net cash used in financing activities	(37,258)		(7,619)

Change in cash and cash equivalents	(32,828)		37,333
Cash and cash equivalents at beginning of period	378,513		341,180
Cash and cash equivalents at end of period	$345,685		$378,513

Supplemental disclosure of cash flow information
Cash paid for interest	$123,560		$125,559
Cash received from income taxes, net	$(10,090)		$(11,011)

Supplemental disclosure of non-cash information
Financing obligation related to integrated clinical revenue cycle systems conversion	$23,409	$	−

IASIS HEALTHCARE LLC Consolidated Financial and Operating Data (Unaudited)

	Quarter Ended September 30,		Year Ended September 30,
	2016	2015	2016	2015
Acute care operations (1)
Number of hospital facilities at end of period	18	18	18	18
Licensed beds at end of period	3,581	3,661	3,581	3,661
Average length of stay (days)	4.9	4.8	4.9	5.0
Occupancy rates (average beds in service)	47.3%	46.1%	47.6%	48.5%
Admissions	25,603	25,376	102,073	102,019
Percentage change	0.9%		0.1%
Adjusted admissions	49,160	49,108	195,330	192,692
Percentage change	0.1%		1.4%
Patient days	126,192	122,474	505,066	506,457
Adjusted patient days	242,298	237,014	966,510	956,589
Surgeries	17,089	16,576	68,898	65,683
Emergency room visits	106,972	109,214	430,740	433,539
Outpatient revenue as a percentage of gross patient revenue	47.9%	48.3%	47.7%	47.1%

Managed care operations
Health plan lives	522,800	273,100	522,800	273,100
MSO lives	98,000	93,800	98,000	93,800
Accountable care network lives	57,100	34,300	57,100	34,300
Total lives	677,900	401,200	677,900	401,200

Medical loss ratio (2)	94.8%	92.3%	92.5%	88.7%

(1) Excludes the impact of the Company’s Nevada operations, which are reflected in discontinued operations. Includes St. Luke’s Behavioral Health Center in Phoenix, Arizona.

(2) Represents medical claims expense as a percentage of premium revenue, including claims paid to the Company’s hospitals. Includes the Company’s Arizona health insurance marketplace exchange plan business which the Company is exiting effective January 1, 2017.

CONTACT:
IASIS Healthcare LLC
Investor Contact:
W. Carl Whitmer
President and Chief Executive Officer
or
John M. Doyle, 615-844-2747
Chief Financial Officer